Exhibit 99.1

Contact:

Eric Martin

Vice President, Investor Relations

(404) 745-2889

CARTER’S ANNOUNCES A TWO-FOR-ONE STOCK SPLIT

Atlanta, Georgia, May 12, 2006 / PRNewswire-FirstCall / — Carter’s, Inc. (NYSE:CRI) - The Board of Directors of Carter’s, Inc. (“Carter’s”), the largest branded marketer in the United States of apparel exclusively for babies and young children, announced today that it has approved a two-for-one stock split of all of its outstanding shares of common stock.  The stock split will be effected by a stock dividend, payable on June 6, 2006 to stockholders of record as of May 23, 2006, of one share of common stock for each share of common stock outstanding.

“The stock split will result in a market price that we believe should be more attractive to a broader range of investors,” said Fred Rowan, Carter’s Chairman and Chief Executive Officer.  “This split reflects our continued confidence in the strength of our Company and our long-term growth objectives.”

About Carter’s, Inc.

Carter’s, Inc. is the largest branded marketer in the United States of apparel exclusively for babies and young children.  Carter’s markets its Carter’s and OshKosh B’Gosh brands, two of the most trusted and recognized brands in the marketplace.  These brands are sold in more than 4,000 department and national chain stores and through more than 345 Company-operated stores.  The OshKosh B’Gosh brand is also sold in more than 50 countries worldwide.  Carter’s Child of Mine and Just One Year brands are available at Wal-Mart and Target, respectively.  OshKosh B’Gosh’s Genuine Kid’s brand is sold at Target.  Carter’s is headquartered in Atlanta, Georgia.  Additional information may be found at www.carters.com.